Ex-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Post-Effective Amendment Number 55 to the Registration Statement (Form N-1A No. 002-60770; Amendment No. 55 to File No. 811-02806) of Delaware Group Cash Reserve Fund of our report dated May 19, 2009 included in the 2009 annual report to shareholders.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Philadelphia, Pennsylvania
July 28, 2009